                                                                    EXHIBIT 99.6


                         [LETTERHEAD OF LEHMAN BROTHERS]



Board of Directors
Travelers Property Casualty Corp.
One Tower Square
Hartford, Connecticut 06183

Members of the Board:

Lehman Brothers Inc. ("Lehman Brothers") hereby consents to the inclusion of the opinion letter of Lehman Brothers to the Board of Directors of Travelers Property Casualty Corp. ("Travelers") as Appendix H to, and to the reference thereto under the captions "SUMMARY - Opinions of Financial Advisors -- Travelers Financial Advisors" and "OPINIONS OF FINANCIAL ADVISORS - Opinions of Travelers Financial Advisors - Citigroup Global Markets Inc. and Lehman
Brothers Inc. -- Opinion of Lehman Brothers Inc." in, the Joint Proxy Statement/Prospectus relating to the proposed merger transaction involving Travelers and The St. Paul Companies, Inc. ("St. Paul"), which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of St. Paul. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                               /s/ Lehman Brothers Inc.
                                               --------------------------
                                               LEHMAN BROTHERS INC.





New York, New York
December 10, 2003